UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. to be held on Friday, June 6, 2008 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to (i) elect nine directors to serve on our Board of Directors for the ensuing year, and (ii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009. At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Very truly yours,
Morris Goldfarb Chief Executive Officer

May 5, 2008

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 6, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Friday, June 6, 2008 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103, for the following purposes:

(1)	To elect nine directors to serve on our Board of Directors for the ensuing year.

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 1, 2008 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.

By Order of the Board of Directors
Wayne S. Miller Secretary

New York, New York
May 5, 2008

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

PROXY STATEMENT

GENERAL INFORMATION

General

This Proxy Statement (first mailed to stockholders on or about May 5, 2008) is furnished to the holders of common stock, par value $.01 per share (the ‘‘Common Stock’’), of G-III Apparel Group, Ltd. (‘‘G-III’’) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the ‘‘Annual Meeting’’), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Friday, June 6, 2008, at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103.

It is proposed that at the Annual Meeting: we (i) elect nine directors to serve on our Board of Directors for the ensuing year and (ii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by us prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nine nominees for director as shown on the form of proxy and (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby ‘‘for’’ the election of each of the nominees for director as shown on the form of proxy, ‘‘for’’ the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

On May 1, 2008, there were 16,506,277 shares of Common Stock outstanding (excluding those held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on May 1, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted with respect to the specific matter being voted upon.

‘‘Broker non-votes’’ are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rules of the New York Stock Exchange. Under current New York Stock Exchange rules, brokers have discretionary authority to vote on the election of directors and on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of March 17, 2008 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (ii) each director and director nominee; (iii) each executive officer named in the Summary Compensation Table (see ‘‘Executive Compensation’’ below); and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock
Morris Goldfarb(1)	3,218,655	(2)	19.3%
Sammy Aaron(1)	163,859		1.0%
Thomas J. Brosig 2011 Bayou Laporre Biloxi, MS 39531	12,900	(3)	*
Pieter Deiters(1)	10,800	(4)	*
Alan Feller(1)	13,012	(5)	*
Carl Katz(1)	97,761	(6)	*
Laura Pomerantz(1)	6,600	(7)	*
Willem van Bokhorst Julianaplein 5 Curaçao, Netherlands Antilles	60,225	(8)	*
Richard White(1)	43,500	(9)	*
Buckingham Capital Management Incorporated 750 Third Avenue, Sixth Floor New York, NY 10017	2,786,929	(10)	8.0%
Prentice Capital Management, LP 623 Fifth Avenue, 32nd Floor New York, NY 10022	1,121,667	(11)	16.9%
Independent Investments LLC 160 Federal Street Boston, MA 02110	1,310,900	(12)	6.8%
Jeanette Nostra(1)	97,761	(13)	*
Wayne S. Miller(1)	72,298	(14)	*
Deborah Gaertner(1)	37,012	(15)	*
Neal S. Nackman(1)	24,000	(16)	*
All directors and executive officers as a group (13 persons)	3,760,822	(17)	22.2%

*	Less than one percent
(1)	The address of such individual is c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018.
(2)	Includes (i) 225,000 shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options; (ii) 14,833 shares of Common Stock owned by Mr. Goldfarb’s wife; (iii) 441,300 shares of Common Stock held by Morris and Arlene Goldfarb as joint tenants; (iv) 37,500 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer and (v) 108,375 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the Managing Member.

(footnotes continued on next page)

(footnotes continued from previous page)
(3)	Consists of shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.
(4)	Includes 4,200 shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.
(5)	Includes 4,500 shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.
(6)	Consists of shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options. Includes 37,500 shares of Common Stock which may be acquired by Ms. Nostra within 60 days upon exercise of options.
(7)	Consists of shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.
(8)	Includes 39,000 shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.
(9)	Includes 31,500 shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.
(10)	Information is derived from the Schedule 13G filed jointly by Buckingham Capital Management Incorporated, a registered investment adviser, and Buckingham Research Group Incorporated, a registered broker-dealer, with the Securities and Exchange Commission on February 12, 2008.
(11)	Information is derived from the Schedule 13G filed jointly by Prentice Capital Management, LP (‘‘Prentice’’) and Michael Zimmerman with the Securities and Exchange Commission on February 14, 2008. Each of Prentice and Mr. Zimmerman has shared voting and dispositive power over the shares listed. Prentice manages various investments of S.A.C. Capital Associates, LLC (‘‘S.A.C. Capital’’), including S.A.C. Capital’s investments in us. Prentice has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of our Common Stock held of record by S.A.C. Capital. S.A.C. Capital disclaims beneficial ownership of any securities owned by Prentice or its affiliates and the shares of our Common Stock held of record by S.A.C. Capital.
Prentice Capital GP, LLC (‘‘Prentice Capital GP’’) has investment and voting power with respect to our securities held by the following entities (the ‘‘Domestic Funds’’): (i) Prentice Capital Partners, LP, (ii) Prentice Capital Partners QP, LP, and (iii) GPC XLIII, LLC. Prentice has investment and voting power with respect to our securities held by the following entities (the ‘‘Other Funds’’): (i) Prentice Capital Offshore, Ltd. and (ii) S.A.C. Capital (except in limited circumstances). Mr. Michael Zimmerman controls Prentice, Prentice Capital GP and Prentice Management GP, LLC. Each of Prentice, Prentice Capital GP, Prentice Management GP, LLC and Mr. Zimmerman disclaims beneficial ownership of any of these securities. Each Domestic Fund and Other Fund disclaims beneficial ownership of any of the securities not held by such Domestic Fund or Other Fund.
(12)	Information is derived from the Schedule 13G filed by Independence Investments LLC (‘‘Independence’’) with the Securities and Exchange Commission on January 24, 2008. Independence manages various accounts which have the right to receive or the power to direct the receipt of dividends from or proceeds from the sale of the shares of our Common Stock.
(13)	Consists of shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options. Includes 7,800 shares of Common Stock which may be acquired by Mr. Katz within 60 days of March 17, 2008 upon exercise of options.

(footnotes continued from previous page)
(14)	Consists of shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.
(15)	Includes 8,250 shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.
(16)	Consists of shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.
(17)	Includes 473,548 shares of Common Stock which may be acquired within 60 days of March 17, 2008 upon the exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, our directors, officers and beneficial owners of more than ten percent of our Common Stock were in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended, during fiscal 2008 except that Prentice Capital Management, LP (‘‘Prentice’’), an owner of more than 10% of our Common Stock during fiscal 2008, failed to timely file a Form 4 to report its sale of 800,000 shares of our Common Stock on March 14, 2007 and Deborah Gaertner, an executive officer, failed to timely file a Form 4 to report a grant of stock options to purchase 5,000 shares of our Common Stock on October 19, 2007. Prentice and Ms. Gaertner subsequently filed a Form 4 to report these transactions.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently our directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

The nominees, their respective ages, the year in which each first became a director of G-III and their principal occupations or employment during the past five years are as follows:

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Morris Goldfarb	57	1974	Chairman of the Board and Chief Executive Officer of G-III. Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974. Mr. Goldfarb currently serves as a director of Lakes Entertainment, Inc.
Sammy Aaron	48	2005	Vice Chairman of G-III and President of our Marvin Richards division since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005. From 1998 to July 2005, he served as President of J. Percy for Marvin Richards, Ltd.
Thomas J. Brosig(3)	58	1992	Mr. Brosig is primarily retired but does perform minimal consulting services for various hospitality clients. From January 1999 through February 2002, he served as Senior Vice-President for Park Place Entertainment. For more than five years prior to 1999, he served its predecessor, Grand Casinos, Inc., in various executive capacities including as its President from September 1996 to January 1999. From January 1999 to October 1999, he served as President and was a Director of Lakes Entertainment, Inc.
Pieter Deiters	65	2005	Mr. Deiters has been a member of the supervisory board of Tootal N.V., a textile trading company in the Netherlands, since 2002 and a member of the supervisory board of Bandolera B.V., a women’s clothing manufacturer in the Netherlands since 2002. Since 1998, Mr. Dieters has been Vice Chairman of the Supervisory Board of Royal Ten Cate B.V., a Netherlands company quoted in the Euronext Stock Market. Since 2006, Mr. Deiters has also served as a supervisory director of HVEG Investments B.V.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Alan Feller(1)	66	1996	Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999.
Carl Katz	67	1989	Mr. Katz is currently retired. Mr. Katz was Executive Vice President of our Siena Leather division from 1989 until January 2003. Mr. Katz had been an executive of Siena since 1981.
Laura Pomerantz(2)	60	2005	Ms. Pomerantz has been a principal of PBS Realty Advisors, LLC, a real estate firm offering commercial real estate advisory and execution services, since 2001 and President of LHP Consulting and Management, a real estate consulting firm, since 1994. She has also served as a director of NRDC Acquisition Corp., a company formed to acquire an operating business through a merger, capital stock exchange, asset acquisition or similar business combination, since 2007.
Willem van Bokhorst(1)(2)	62	1989	Managing Partner of STvB Advocaten, a Netherlands Antilles law firm with offices in Amsterdam and Curaçao for more than the past five years.
Richard White(1)(2)(3)	54	2003	Mr. White has been a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of Escalade Inc., a manufacturer of sporting goods and office products and a director of Lakes Entertainment Inc., a company that develops and manages casino properties, since 2006. Mr. White previously served as a director of G-III from November 1991 to July 1993.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating Committee.

Carl Katz and Jeanette Nostra, our President, are married to each other.

Vote Required

The nine nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE NINE NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ THEIR ELECTION.

CORPORATE GOVERNANCE

The Board of Directors has determined that Thomas Brosig, Pieter Deiters, Alan Feller, Laura Pomerantz, William van Bokhorst and Richard White are independent directors. The independent directors constitute a majority of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Marketplace Rule 4200(a)(15) of The NASDAQ Stock Market LLC and under the applicable rules and regulations of the Securities and Exchange Commission, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated. The Board of Directors reviewed the role of Thomas Brosig as manager of a real estate development project in Mississippi in which Morris Goldfarb and Sammy Aaron, both of whom are executive officers and directors of G-III, were investors. The Board determined that this transaction did not impact Mr. Brosig’s status as an independent director.

The Board of Directors held three meetings and acted by unanimous consent once during the fiscal year ended January 31, 2008. During the fiscal year ended January 31, 2008, each director in office during such fiscal year attended not less than 75% of the aggregate number of meetings of the Board of Directors and of meetings of committees of the Board on which he or she served during the time period in which he or she served, except for Thomas Brosig and Laura Pomerantz. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders meetings. Three of our nine directors attended the 2007 Annual Meeting of Stockholders.

Our Board of Directors has several committees, including an Audit Committee, Compensation Committee and Nominating Committee. Each member of our Audit, Compensation and Nominating Committees has been determined by the Board of Directors to be ‘‘independent’’ within the meaning of Marketplace Rule 4200(a)(15) of The NASDAQ Stock Market LLC and, in addition, each member of the Audit Committee is ‘‘independent’’ within the meaning of Marketplace Rule 4350(d) of The NASDAQ Stock Market LLC and under the applicable rules and regulations of the Securities and Exchange Commission regarding the independence of audit committee members.

Audit Committee

The Audit Committee, composed of Alan Feller, Willem van Bokhorst and Richard White, is responsible for, among other things, assisting the Board in monitoring (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function and independent auditors, and (iv) the compliance by us with legal and regulatory requirements. Mr. Feller is the Chairman of the Audit Committee. The Board has determined that each of Messrs. Feller and White is an audit committee financial expert as such term is defined in the rules of the Securities and Exchange Commission. The Audit Committee met eight times during the fiscal year ended January 31, 2008. A current copy of the Audit Committee’s charter is available on our website at www.g-iii.com.

Compensation Committee

The purpose of the Compensation Committee is to establish and monitor the basic philosophies and policies governing the compensation of our directors and executive officers and to discharge the responsibilities of the Board relating to such compensation. The Compensation Committee, composed of Laura Pomerantz, Willem van Bokhorst and Richard White, is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of, the Compensation Discussion and Analysis in our annual proxy statement. Mr. White is the Chairman of the Compensation Committee. The Compensation Committee is also empowered to establish and review our compensation practices and policies and to recommend and/or set the compensation for our executive officers, as well as to authorize and approve employment agreements with our executive officers. In accordance with Nasdaq rules and the Compensation Committee Charter adopted by the Board of Directors, fiscal 2008 compensation of G-III’s executive officers was determined by the Compensation Committee. The Compensation Committee consults with Morris Goldfarb, our Chairman and Chief Executive Officer, in connection with making its determinations regarding base salary and bonuses for all executive officers. The Compensation Committee relies on the Chief Executive Officer’s evaluation of each executive officer’s performance in determining the amount and mix of the total compensation paid to our named executive officers.

In addition, the Compensation Committee is empowered to oversee and make all decisions regarding our 2005 Stock Incentive Plan. The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation are in compliance with applicable law and Nasdaq rules. The Compensation Committee met three times and acted three times by unanimous written consent during the year ended January 31, 2008. A current copy of the Compensation Committee’s charter is available on our website at www.g-iii.com.

Compensation Committee Interlocks and Insider Participation

During the year ended January 31, 2008, Laura Pomerantz, Willem van Bokhorst and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours or (ii) had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers have served on the board or compensation committee (or other committee serving as equivalent function) of any other entity, one of whose executive officers served on our Board of Directors or Compensation Committee.

Nominating Committee and Nominations Process

The Nominating Committee assists the Board in its selection of individuals (i) as nominees for election to the Board of Directors and (ii) to fill any vacancies or newly created directorships on the Board. The members of the Nominating Committee are Messrs. Brosig and White. Mr. White is the Chairman of the Nominating Committee. The Nominating Committee met in April 2008 to review the performance of the members of the Board and recommended to our Board that the existing directors be nominated for election as directors at the Annual Meeting. A copy of the Nominating Committee’s charter is available on our website at www.g-iii.com.

It is the policy of the Nominating Committee to consider candidates for Board membership suggested by Nominating Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating Committee of the Board of Directors, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by January 5, 2009 to be considered for the 2009 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

In evaluating candidates, the Nominating Committee will consider the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence (as that term is defined under the rules of the Securities and Exchange Commission and the Nasdaq listing standards) and the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the

Board. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source.

Stockholder Communications

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during the fiscal year ended January 31, 2008, or fiscal 2008. In the future, as the Compensation Committee continues to review our compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Executive Compensation Philosophies and Policies

Our compensation philosophies and policies have evolved over the years. The goals of our compensation program are intended to:

•	attract and retain the most highly qualified managerial and executive talent by paying compensation that is competitive with the compensation paid to persons having similar responsibilities and duties at our company and at other companies in our industry and of similar size;

•	provide appropriate incentives to produce superior performance of our executives and employees;

•	emphasize sustained performance by aligning rewards with stockholders’ interests;

•	motivate executives and employees to achieve G-III’s annual and long-term business goals; and

•	reward executives for superior individual contributions to G-III.

The Compensation Committee, comprised entirely of independent directors, seeks to achieve these goals in making its decisions with respect to executive compensation. Compensation for our named executive officers is linked to individual performance, experience, leadership and company performance. Measurement of performance is made against financial and non-financial objectives. Additionally, while we generally place more emphasis on internal equity in our compensation decisions, the Compensation Committee may also periodically review competitive market and trend data, performance and market data of other publicly-held apparel companies, individual and company performance. The Compensation Committee has retained an outside compensation consultant to assist it in formulating an incentive compensation plan for senior management for fiscal 2009 and beyond.

Executive Officer Compensation Processes

In establishing the compensation for our executive officers for fiscal 2008, we:

•	assessed our executive officers’ performance in relation to G-III’s performance;

•	analyzed the compensation levels of comparable executive officers in our company;

•	assessed our financial and business results compared to our forecast and our financial performance relative to our past performance and financial goals; and

•	determined a mix of base salary and bonus, along with an equity position for some of our executive officers, to align our executive officers’ compensation with performance.

The Compensation Committee takes into consideration the accounting and, to a lesser extent, tax treatment of its compensation decisions. The Compensation Committee has been cognizant of the benefit of stock options granted to employees measured against the related future compensation charges that will be incurred as a result of the stock option grants. In May 2005, the Compensation Committee approved the issuance of restricted stock to our executive officers and other key members of our management. The Compensation Committee considered the potential future impact of the cost to be recognized and measured it against the benefit to the employees and determined that the restricted stock provided a better matching of benefit to the employee and related cost.

The Compensation Committee consults with Morris Goldfarb, our Chairman and Chief Executive Officer, in connection with making its determinations regarding base salary and bonuses for all executive officers, excluding Morris Goldfarb, whose base salary and bonus is determined by his employment agreement with us. The Compensation Committee relies to a large extent on the Chief Executive Officer’s evaluation of each executive officer’s performance and his recommendations in determining the amount and mix of the total compensation paid to our named executive officers.

Components of the Executive Compensation Program

One of G-III’s strengths is a strong management team. The compensation program is designed to enable G-III to attract, retain and reward capable employees who contribute to G-III’s success. Equity participation and a strong alignment to stockholders’ interests are also elements of our compensation philosophy. Generally, executive compensation has been paid primarily in cash as base salaries and bonus, although this is not due to any specific practice, policy or formula regarding the allocation between long-term and currently paid out compensation or the allocation between cash and non-cash compensation. Our executive compensation program consists, in general, of base salary, annual bonuses and stock-based awards. For the fiscal year ended January 31, 2008, base salary and bonus comprised greater than 90% of the total compensation package for each named executive officer.

Base Salary.    Base salaries are intended to attract and retain talent, provide competitive compensation for the performance of an executive’s basic job duties, and recognize an executive’s responsibilities, experience, leadership and contribution to the success of G-III. Base salaries have been reviewed periodically. The base annual salary for each of Morris Goldfarb, our Chairman and Chief Executive Officer, and Sammy Aaron, our Vice Chairman, are determined pursuant to their employment agreements with us. The Compensation Committee reviews base salaries, as well as other components of compensation, on an annual basis. Salary adjustments are generally determined by evaluating the performance of the executive and any increased responsibilities assumed by the executive, the performance of G-III and the competitive marketplace. Salary adjustments to our named executive officers are usually the result of a recommendation by our Chief Executive Officer.

During fiscal 2008, the Compensation Committee granted an increase in base salary to Neal Nackman. The Compensation Committee reviewed the significant efforts and increased responsibilities undertaken by Mr. Nackman and noted that his last salary increase was in September 2005. None of the other named executive officers received an increase in base salary in fiscal 2008. For a description of the base salaries paid to our named executive officers for fiscal 2008, you should read the Summary Compensation Table and the narrative discussion thereof in this Proxy Statement.

Annual Bonuses.    Annual bonuses for our named executive officers are intended to reward company-wide and individual performance during the year. Bonuses for executive officers, other than our Chief Executive Officer, have generally been discretionary, based on the recommendation of our Chief Executive Officer. While discretionary, the Compensation Committee reviews with our Chief Executive Officer our performance compared to our plan for the year in determining the amount of bonuses to be granted. In addition to measuring our performance against our plan for the year, individual awards are determined based upon an executive’s base salary relative to other senior executives and the executive’s performance and contribution to us during the year.

In assessing individual performance, much like the determination of base salaries, the Compensation Committee considers the individual’s achievement in light of his or her position and responsibilities and contribution to our financial performance, as well as relative bonus levels among our senior executives. Individual performance is measured by, among other things, our financial performance, including sales growth, margin improvement and cost cutting, as well as managing major corporate transactions such as raising capital or the successful completion of an acquisition. The Compensation Committee retains authority to award bonuses on a discretionary basis reflecting, for example, excellent performance in unusual or difficult circumstances even if our financial plan is not achieved.

The Compensation Committee considers the recommendation of G-III’s Chief Executive Officer in awarding discretionary bonuses to other executive officers. Discretionary bonuses for fiscal 2008 awarded to Ms. Nostra, Mr. Miller and Mr. Nackman are reflected in the Summary Compensation Table set forth in this Proxy Statement. Mr. Aaron was not considered for a bonus for fiscal 2008 because he still receives an earnout payment based on the profitability of his division pursuant to the acquisition agreement executed in connection with our acquisition of Marvin Richards in July 2005. See ‘‘Certain Relationships and Related Transactions’’ for a discussion of this payment.

The Compensation Committee believes that bonuses should constitute a higher percentage of the overall compensation of named executive officers than in the past to reward individual performance and our overall performance. As a result, it awarded higher bonuses to the named executive officers as it had done last year as well. In determining individual bonuses, the Committee considers the scope of job responsibilities, individual contribution, current compensation, tenure and G-III’s overall earnings performance. In determining the annual bonuses for fiscal 2008, the Compensation Committee noted the record revenues and earnings achieved by G-III, as well as successful completion by G-III of a public offering and an acquisition in fiscal 2008. The Compensation Committee made all determinations regarding the award of bonuses to executive officers with respect to fiscal 2008. For a description of the bonuses paid to our named executive officers for fiscal 2008, you should read the Summary Compensation Table and the narrative discussion thereof in this Proxy Statement.

Stock-Based Awards.    We believe that equity ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The Compensation Committee believes that option and restricted stock awards are consistent with the objectives of our executive compensation program, because grants of options or restricted stock provide a long-term view. Since the benefit of the award can only be realized with an appreciation in the price of our Common Stock, these awards incentivize growth in stockholder value. The Compensation Committee believes that the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from increases in the price of our Common Stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned.

In fiscal 2006, we issued restricted stock to our executive officers in order to balance G-III’s historical reliance on stock option grants. In October 2007, the Compensation Committee granted options to purchase an aggregate of approximately 170,000 of our shares to a broad-based group of employees, including two of our executive officers.

The grant of options or restricted stock is based primarily on an employee’s potential contribution to our growth and financial results. In determining the size of grants, we also consider the number of options or restricted stock owned by such executive, the number and exercise price of options or restricted stock previously granted, and the aggregate amount of the current option or restricted stock grants. Options generally are granted at the prevailing market value of our Common Stock and will only have value if our stock price increases. Generally, grants of options vest over time, and the individual must be employed by G-III for the options to vest. We have also granted shares of restricted stock that vested based on a significant increase in the price of our Common Stock. We do not have a formal policy with respect to required stock ownership or with respect to adjusting or recovering bonus awards or payments if we were to restate our financial statements.

Other Compensation

Consistent with our pay-for-performance compensation philosophy, we intend to continue to maintain executive benefits and perquisites for our executive officers; however, the Compensation Committee at its discretion may revise, amend or add to our executive officers’ benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently at competitive levels for companies similar to ours.

Our named executive officers are eligible to participate in benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees administered by Diversified Investment Advisors, Inc. Employees must be at least 21 years of age and have one year with us to be eligible to participate in the plan. Fifty percent of the amount of employee contributions, including those by our named executive officers, may be matched by us up to a maximum of six percent of eligible compensation.

In addition, we provide reasonable perquisites to our named executive officers. For a description of the perquisites paid to our named executive officers for fiscal 2008, you should read the Summary Compensation Table and the narrative discussion thereof in this Proxy Statement.

Change-in-Control Payments

We do not have in effect any general plan that provides for change-in control payments to our executive officers. Our employment agreement with Morris Goldfarb contains a change-in-control provision as discussed under ‘‘Potential Payments Upon Termination or Change-in-Control’’ below.

2005 Stock Incentive Plan

In 2005, our Board of Directors and stockholders adopted the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan (the ‘‘2005 Plan’’). There were 691,671 shares available for issuance under the 2005 Plan as of January 31, 2008. At the 2007 Annual Meeting, our stockholders approved an amendment to the 2005 Plan to reflect changes resulting from our stock split in 2006 and to increase the number of shares of Common Stock available under the 2005 Plan, subject to an annual increase to maintain a share pool equal to six percent (6%) of the total number of issued and outstanding shares of Common Stock on each January 31. On September 11, 2007, our Compensation Committee and Board of Directors approved other amendments to the 2005 Plan to (i) give the Compensation Committee sole responsibility for matters relating to awards to Non-Employee Directors, (ii) limit the ability to accelerate vesting other than in connection with a change in control or death, disability or retirement, and (iii) add minimum vesting and performance periods applicable to restricted stock and deferred stock awards.

The 2005 Plan permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock and other stock-based awards to directors, officers, employees, consultants and other individuals (including, independent contractors) who perform or will perform services for us or our affiliates. The Compensation Committee may establish conditions and restrictions on the vesting of such awards and on the issuance of shares of restricted stock as it deems appropriate, including, without limitation, conditions and restrictions based upon continued service, the attainment of specified performance goals and/or other factors and criteria deemed relevant for this purpose.

Generally, the Compensation Committee administers the 2005 Plan, and has discretion to select the persons to whom awards will be made under the 2005 Plan and prescribe the terms and conditions of each award under the 2005 Plan, subject to the delegation of authority discussed above. The Board of Directors also has the power to administer the 2005 Plan. With respect to the application of the 2005 Plan to directors who are not employees of, or consultants to, us (‘‘Non-Employee Directors’’), the Board of Directors has sole responsibility and authority for matters relating to the grant and administration of such awards.

1999 Stock Option Plan for Non-Employee Directors

Pursuant to the G-III Apparel Group, Ltd. 1999 Stock Option Plan for Non-Employee Directors (the ‘‘1999 Plan’’), we automatically grant options to purchase shares of Common Stock on an annual basis to Non-Employee Directors. There were approximately 60,180 shares available for issuance under the 1999 Plan as of January 31, 2008.

Under the 1999 Plan, which is administered by our Board of Directors, each Non-Employee Director is automatically granted an option to purchase up to 3,000 shares of Common Stock on the day after each annual meeting of our stockholders. Additionally, the 1999 Plan provides that the Board of Directors, acting in its discretion, may make a one-time grant of an option to purchase up to 10,000 shares of Common Stock to an individual when he or she first becomes a Non-Employee Director. All options issued under the 1999 Plan are exercisable at a per share exercise price equal to the closing sale price of a share of Common Stock on the grant date.

The Board of Directors determined that the annual option grant to each Non-Executive Director after the 2008 Annual Meeting would be for 3,000 shares. Accordingly, Ms. Pomerantz and each of Messrs. Brosig, Deiters, Feller, Katz, van Bokhorst and White will receive an option to purchase 3,000 shares of Common Stock if re-elected to the Board at the 2008 Annual Meeting.

Timing of Stock Option Grants

We do not have any plan to select option grant dates or restricted stock award grant dates for our named executive officers in coordination with the release of material non-public information. The Compensation Committee has adopted a general policy that option grants should be made annually, except for new hires and promotions, after the release of earnings for the prior fiscal year. Any options granted to new hires or upon a promotion will generally be made on the first business day of the month after the commencement of employment or effectiveness of the promotion. The exercise price of all stock options awarded to our named executive officers has been made at the market price on the date of the award.

Effect of Section 162(m) of the Code

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), a publicly held corporation is generally prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to any of its chief executive officer or next four most highly compensated executive officers in a single taxable year. However, Section 162(m) of the Code provides an exception for ‘‘performance-based’’ remuneration. Annual incentive bonus amounts payable to Mr. Goldfarb pursuant to his employment agreement and remuneration attributable to non-qualified stock options have been structured to qualify for the ‘‘performance-based compensation’’ exception. The Compensation Committee expects to keep non-’’performance-based’’ remuneration within the $1 million limit to ensure that all executive compensation will be fully deductible. Nevertheless, although the Compensation Committee considers the net cost to G-III in making all compensation decisions (including the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as ‘‘performance-based’’ remuneration.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Willem van Bokhorst Laura Pomerantz Richard White

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our chief executive officer, chief financial officer and each of the three other most highly compensated executive officers (collectively, ‘‘Named Executive Officers’’, individually, a ‘‘Named Executive Officer’’), based on total compensation (excluding changes in pension value and nonqualified deferred compensation earnings) for the last two completed fiscal years for services in all capacities to us and our subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(2)	Total ($)
Morris Goldfarb	2007	$650,000	$1,244,000	—	$37,350	—	$37,696	(3)	$141,765	$2,110,811
Chairman of the Board and Chief Executive Officer	2008	650,000	1,736,820	—	22,819	—	8,958	(4)	143,629	2,562,226
Neal S. Nackman	2007	275,000	125,000	—	27,120	—	—		9,000	436,120
Chief Financial Officer and Treasurer	2008	318,269	200,000	—	30,887	—	—		13,122	562,278
Wayne S. Miller	2007	500,000	400,000	—	18,675	—	—		57,963	976,638
Chief Operating Officer and Secretary	2008	500,000	500,000	—	11,410	—	—		64,156	1,075,566
Jeanette Nostra	2007	500,000	200,000	—	18,700	—	—		28,069	746,769
President	2008	500,000	350,000	—	11,425	—	—		31,193	892,618
Sammy Aaron	2007	600,000	—	—	—	—	—		16,272	616,272
Vice Chairman	2008	600,000	—	—	—	—	—		28,580	628,580

(1)	Options vest equally over five years of continuous service after the date of grant and expire ten years after the date of grant. All options were granted at the market price of our Common Stock on the date of grant. The value of the option award in this column is the expense amount recognized for financial statement reporting purposes in accordance with FAS 123R and was estimated using the Black-Scholes option pricing model. The fair value of the award is being expensed over the vesting period of the option.

(2)	All Other Compensation includes the following:

Name	Year	Total	Life Insurance Premiums (a)	Supplemental Long-Term Disability Coverage Insurance Premiums (b)	Matching Contribution to 401(k) Plan (c)	Perquisites
Morris Goldfarb	2007	$141,765	$38,428	$18,333	$6,600	$78,404	(d)
	2008	143,629	39,978	18,333	6,422	78,896	(e)
Neal S. Nackman	2007	9,000	2,400	—	6,600	—
	2008	13,122	6,700	—	6,422	—
Wayne S. Miller	2007	57,963	36,234	15,129	6,600	—
	2008	64,156	39,954	15,129	6,422	2,651	(f)
Jeanette Nostra	2007	28,069	1,080	13,131	6,600	7,258	(g)
	2008	31,193	1,080	13,131	6,422	10,560	(g)
Sammy Aaron	2007	16,272	7,382	—	—	8,890	(h)
	2008	28,580	6,918	—	6,422	15,240	(h)

(a)	Includes the full amount of all premiums paid by G-III for life insurance coverage.
(b)	Includes the full amount of all premiums paid for supplemental long term disability coverage.
(c)	Includes our matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).
(d)	Includes our contribution of $50,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb pursuant to his employment agreement and $8,404 for the reimbursement of Mr. Goldfarb’s parking expenses.
(e)	Includes our contribution of $50,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb pursuant to his employment agreement and $8,896 for the reimbursement of Mr. Goldfarb’s parking expenses.
(f)	Includes the full amount paid by us for the reimbursement of Mr. Miller’s parking expenses.
(g)	Includes the full amount paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.
(h)	Includes the full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.
(3)	Includes $18,134 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and an appreciation of $19,562 in the market value of the investments in the supplemental executive retirement plan account.
(4)	Includes $22,849 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a loss of $13,891 in the market value of the investments in the supplemental executive retirement plan account.

Narrative Discussion of Summary Compensation Table Information

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table. The following narrative disclosure is separated into sections, with a separate section for each of our named executive officers.

Morris Goldfarb

Base Salary and Bonus

Pursuant to his employment agreement, Mr. Goldfarb received a base annual salary of $650,000 during fiscal 2007 and fiscal 2008. Mr. Goldfarb has a performance-based incentive bonus provision in his employment agreement. This incentive provision is intended to recognize Mr. Goldfarb’s unique role in overall management and corporate strategy and provide incentive compensation based on overall performance by G-III. Under the terms of this incentive provision, Mr. Goldfarb received an annual bonus of $1,244,000 with respect to fiscal 2007 and $1,736,820 with respect to fiscal 2008. A more complete description of Mr. Goldfarb’s employment agreement is set forth below under the heading ‘‘Goldfarb Employment Agreement.’’

Mr. Goldfarb’s base salary constituted 30.8% of his total compensation in fiscal 2007 and 25.0% of his total compensation in fiscal 2008. His cash bonus constituted 58.9% of his total compensation in fiscal 2007 and 68.6% of his total compensation in fiscal 2008.

Goldfarb Employment Agreement

Mr. Goldfarb has an employment agreement with us effective through January 31, 2010. Two years prior to the expiration of the term of the agreement, it will automatically be extended for an additional year unless prior to that time either Mr. Goldfarb or us provides a written notice that the term should not be extended any further. The agreement provides for an annual base salary of $650,000, with increases at the discretion of the Board of Directors. The agreement also provides for a $2,000,000 life insurance policy which names Mr. Goldfarb’s wife as beneficiary and an annual incentive bonus equal to varying percentages of pre-tax income (as defined in the employment agreement) if pre-tax income exceeds $2,000,000. The percentages vary from 3% of pre-tax income if pre-tax income is between $2,000,000 and $3,000,000, up to 6% of pre-tax income if pre-tax income is $4,000,000 or more. Pursuant to the employment agreement, we will contribute $50,000 per year to a supplemental pension trust for Mr. Goldfarb’s benefit for each year in which net after-tax income (as defined in the employment agreement) exceeds $1,500,000. In addition, pursuant to the employment agreement, in the event that Morris Goldfarb’s employment is terminated (i) by us without cause or (ii) by Morris Goldfarb because of a material breach by us of the agreement, in either case at any time after a ‘‘Change in Control’’ (as defined in the employment agreement), then Mr. Goldfarb will be entitled to receive from us, in general, (a) an amount equal to 2.99 times his base salary and bonus, as well as (b) certain employment-related benefits for a period of three years from the date of his termination.

Other Compensation

Other compensation for Mr. Goldfarb for fiscal 2007 includes (i) $38,428 for premiums paid by us for life insurance coverage; (ii) $18,333 premiums paid by us for supplemental long term disability coverage; (iii) $6,600 of matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations); (iv) our $50,000 contribution to Mr. Goldfarb’s supplemental executive retirement plan account; (v) $20,000 for personal tax services paid by us for Mr. Goldfarb; and (vi) $8,404 for parking expenses paid by us on behalf of Mr. Goldfarb.

Other compensation for Mr. Goldfarb for fiscal 2008 includes (i) $39,978 for premiums paid by us for life insurance coverage; (ii) $18,333 premiums paid by us for supplemental long term disability coverage; (iii) $6,422 of matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations); (iv) our $50,000 contribution to Mr. Goldfarb’s supplemental executive retirement plan account; (v) $20,000 for personal tax services paid by us for Mr. Goldfarb; and (vi) $ 8,896 for parking expenses paid by us on behalf of Mr. Goldfarb.

Neal S. Nackman

Base Salary and Bonus

Mr. Nackman received a base annual salary of $275,000 and an annual bonus of $125,000 with respect to fiscal 2007. In April 2007, Mr. Nackman’s base annual salary was increased to $325,000. Mr. Nackman also received an annual bonus of $200,000 with respect to fiscal 2008. Mr. Nackman’s base salary constituted 63.1% of his total compensation in fiscal 2007 and 56.6% of his total compensation in fiscal 2008. His cash bonus constituted approximately 28.7% of his total compensation in fiscal 2007 and 35.6% of his total compensation in fiscal 2008.

Stock Based Awards

Under the 2005 Plan, Mr. Nackman received options to purchase 7,000 shares of our Common Stock on October 19, 2007. The stock options vest in equal installments on each of the first through fifth anniversaries of the grant date and are exercisable at a price of $18.40 per share, the fair market value of our shares on the date of grant.

Other Compensation

Other compensation for Mr. Nackman for fiscal 2007 includes (i) $2,400 for premiums paid by us for life insurance coverage and (ii) $6,600 of matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).

Other compensation for Mr. Nackman for fiscal 2008 includes (i) $6,700 for premiums paid by us for life insurance coverage and (ii) $6,422 of matching contributions under our 401(k) Plan.

Wayne S. Miller

Cash Compensation

Mr. Miller received a base annual salary of $500,000 in each of fiscal 2007 and fiscal 2008 and an annual bonus of $400,000 with respect to fiscal 2007 and $500,000 with respect to fiscal 2008. Mr. Miller’s base salary constituted approximately 51.2% of his total compensation in fiscal 2007 and 46.5 % of his total compensation in fiscal 2008 and his cash bonus constituted 41.0% of his total compensation in fiscal 2007 and 46.5% of is total compensation in fiscal 2008.

Other Compensation

Other compensation for Mr. Miller for fiscal 2007 includes (i) $36,234 for premiums paid by us for life insurance coverage; (ii) $15,129 premiums paid by us for supplemental long term disability coverage; and (iii) $6,600 of matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).

Other compensation for Mr. Miller for fiscal 2008 includes (i) $39,954 for premiums paid by us for life insurance coverage; (ii) $15,129 premiums paid by us for supplemental long term disability coverage; (iii) $6,422 of matching contributions under our 401(k) Plan; and (iv) $2,651 for parking expenses paid by us on behalf of Mr. Miller.

Jeanette Nostra

Base Salary and Bonus

Ms. Nostra received a base annual salary of $500,000 for each of fiscal 2007 and fiscal 2008 and an annual bonus of $200,000 with respect to fiscal 2007 and $350,000 with respect to fiscal 2008. Ms. Nostra’s base salary constituted approximately 67.0% of her total compensation in fiscal 2007 and and 56.0% of her total compensation in fiscal 2008 and her cash bonus constituted 26.8% of her total compensation in fiscal 2007 and 39.2% of her total compensation in fiscal 2008.

Other Compensation

Other compensation for Ms. Nostra for fiscal 2007 includes (i) $1,080 for premiums paid by us for life insurance coverage; (ii) $13,131 premiums paid by us for supplemental long term disability coverage; (iii) $6,600 of matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations); and (iv) $7,258 paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.

Other compensation for Ms. Nostra for fiscal 2008 includes (i) $1,080 for premiums paid by us for life insurance coverage; (ii) $13,131 premiums paid by us for supplemental long term disability coverage; (iii) $6,422 of matching contributions under our 401(k) Plan; and (iv) $10,560 paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.

Sammy Aaron

Base Salary

Mr. Aaron received a base annual salary of $600,000 during each of fiscal 2007 and fiscal 2008. A description of Mr. Aaron’s employment agreement is set forth below in this Proxy Statement under the heading ‘‘Aaron Employment Agreement.’’

Mr. Aaron’s base salary constituted approximately 97.4% of his total compensation in fiscal 2007 and 95.5% of his total compensation in fiscal 2008.

Aaron Employment Agreement

On July 11, 2005, we entered into an employment agreement with Sammy Aaron. His employment agreement has a term through January 31, 2009 with automatic one-year renewals unless either party gives written notice to the other at least ninety days prior to the expiration of the initial term or any renewal period. In February 2006, Mr. Aaron’s employment agreement was amended to increase his annual base salary to $600,000, with any further increases at the discretion of the Board of Directors. Mr. Aaron is also entitled to participate in our benefit plans. If the employment agreement is terminated by us without justifiable cause (as defined in the employment agreement) or by Mr. Aaron for good reason (as defined in his employment agreement), Mr. Aaron is entitled to receive his salary and benefits for the remainder of the term of the employment agreement, subject to compliance by Mr. Aaron with his non-competition and other certain obligations in the employment agreement.

Other Compensation

Other compensation for Mr. Aaron for fiscal 2007 includes (i) $7,382 for premiums paid by us for life insurance coverage and (ii) $8,890 paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.

Other compensation for Mr. Aaron for fiscal 2008 includes (i) $6,918 for premiums paid by us for life insurance coverage, (ii) $15,240 paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking and (iii) $6,422 of matching contributions under our 401(k) Plan.

GRANTS OF PLAN-BASED AWARDS

We did not grant any plan-based awards to our Named Executive Officers in the fiscal year ended January 31, 2008, other than to Neal S. Nackman. The following table summarizes the grant of stock options made to Mr. Nackman in the fiscal year ended January 31, 2008.

Name	Grant Date	All Other Option Awards; Number of Securities Underlying Option Awards	Exercise Price of Option Awards	Grant Date Fair Value of Option Awards
Neal S. Nackman	10/19/2007	7,000	$18.40	$65,590

Fiscal Year 2008 Equity Awards

The stock option award disclosed in the Grants of Plan-Based Awards Table was issued under the 2005 Plan and was granted with an exercise price per share equal to the fair market value of our Common Stock on the date of the grant. Mr. Nackman’s options vest in equal installments on each of the first through fifth anniversaries of the grant date of the option.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding option awards held by each Named Executive Officer at January 31, 2008.

Option Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Morris Goldfarb	6/07/1999	150,000				$1.50	6/07/2009
	9/11/2002	75,000				4.27	9/11/2012
Neal S. Nackman	12/02/2003	24,000	6,000	(1)		7.13	12/02/2013
	10/19/2008		7,000	(2)		18.40	10/19/2018
Sammy Aaron
Jeanette Nostra	9/11/2002	37,500				4.27	9/11/2012
Wayne S. Miller	11/30/1998	27,298				1.17	11/30/2008
	9/22/1999	7,500				1.99	9/22/2009
	9/11/2002	37,500				4.27	9/11/2012

(1)	These options will vest on December 2, 2008.
(2)	These options will vest in equal installments on each of the first through fifth anniversaries of the grant date of the option.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all option exercises for the Named Executive Officers for the fiscal year ended January 31, 2008. No stock awards granted to the Named Executive Officers vested during the fiscal year ended January 31, 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Morris Goldfarb	150,000	$2,865,000	(1)
Neal S. Nackman	—	—
Sammy Aaron	—	—
Jeanette Nostra	145,500	2,071,853	(2)
Wayne S. Miller	37,500	576,000	(3)

(1)	Mr. Goldfarb exercised an option to purchase 150,000 shares of Common Stock on February 26, 2007. Our market price per share was $21.77 on February 26, 2007. The exercise price of Mr. Goldfarb’s options was $2.67 per share.
(2)	Ms. Nostra exercised an option to purchase 75,000 shares of Common Stock on March 14, 2007; an option to purchase 1,057 shares of Common Stock on October 2, 2007; an option to purchase 13,882 shares of Common Stock on October 3, 2007; an option to purchase 2,900 shares of Common Stock on October 5, 2007; and an option to purchase 52,661 shares of Common Stock on January 23, 2008. Our market price per share was $19.03 on March 14, 2007; $20.64 on October 2, 2007; $20.34 on October 3, 2007; $20.02 on October 5, 2007; and $12.54 on January 23, 2008. The exercise price of Ms. Nostra’s options was $1.50 per share, except for the option exercised on March 14, 2007. The exercise price of such option was $3.63.
(3)	Mr. Miller exercised an option to purchase 37,500 shares of Common Stock on March 14, 2007. Our market price per share was $19.03 on March 14, 2007. The exercise price of Mr. Miller’s options was $3.67 per share.

PENSION BENEFITS

The table below sets forth information on the pension benefits for the Named Executive Officers under the following pension plan:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Fiscal 2008 ($)
Morris Goldfarb	The G-III Apparel Group Trust dtd 7/2/99 FBO Morris Goldfarb	Fully Vested	$473,112	$0
Neal S. Nackman	—	—	—	—
Sammy Aaron	—	—	—	—
Jeanette Nostra	—	—	—	—
Wayne S. Miller	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION

We did not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified in the fiscal year ended January 31, 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of Messrs. Goldfarb and Aaron which requires us to make payments and provide benefits to them in the event of a termination of employment or a change in control. We do not have such severance or change in control arrangements with the other Named Executive Officers.

Severance and Change in Control Arrangements of Mr. Goldfarb

In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will continue to receive his annual salary, annual bonus and other benefits for the term of the employment. If such termination is effectuated after the occurrence of a ‘‘Change in Control’’ (as defined in the employment agreement), then, in lieu of the payments described in the foregoing, Mr. Goldfarb will be entitled to receive an amount equal to 2.99 times his annual base salary and bonus in a lump sum in cash within 30 days after such termination date, plus certain employment-related benefits for a period of three years from the date of his termination. If Mr. Goldfarb’s employment is terminated due to this death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive bonus compensation pro-rated according to the number of days of employment in such fiscal year.

During or for a period of one year after the expiration of the term of his employment, Mr. Goldfarb has agreed that he will not intentionally disclose to anyone outside of G-III any of our material confidential matters which are not otherwise in the public domain.

Severance Arrangement of Mr. Aaron

If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary and other benefits for the term of the employment. Our obligation to pay such compensation will be conditional upon Mr. Aaron executing a general release. If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of this death.

Mr. Aaron has agreed that until the later of January 31, 2009 and a period of one year following the termination of his employment, he will not carry on, take part in, or render services to, any person engaged in the manufacture, distribution, sale or promotion of men’s and women’s outwear or women’s suits and will not cause any customers with whom we have a business relationship to cancel or terminate such business relationship or solicit or hire from any of our employee. In addition, Mr. Aaron has agreed that at any time following expiration or termination of his employment, he will not disclose to any person any confidential information (as defined in the employment agreement) acquired during the course of his employment relating to G-III or any client of G-III.

Acceleration of Vesting upon Termination or Change in Control

There are no agreements with the Named Executive Officers that provide for an acceleration of vesting of the stock options upon their termination of employment or a change in control. Each Named Executive Officer has 90 days after the termination of his employment or a change in control to exercise his vested stock options, unless his employment is terminated for cause in which case the options will immediately terminate and cease to be exercisable.

Estimated Payouts on Termination of Employment

The following tables disclose the estimated payments and benefits that would be provided to each of Messrs. Goldfarb and Aaron, applying the assumptions that each of the triggering events described in their respective employment agreements took place on January 31, 2008 and their last day of employment was January 31, 2008.

These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under the Company’s 401(k) plan, disability benefits and accrued vacation pay.

Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Morris Goldfarb, Chairman and Chief Executive Officer

	Termination without Cause or Resignation for Cause		Termination without Cause or Resignation for Cause in Connection with a Change in Control
Base Salary	$1,950,000		$1,943,500
Bonus	$5,210,460	(1)	$5,193,092	(1)
Value of Medical Benefits	$180,477	(2)	$180,477	(2)
Total	$7,340,937		$7,317,069

(1)	Assumes that the annual cash bonus of Mr. Goldfarb for the remainder of the term of his employment will equal to the bonus granted to Mr. Goldfarb for fiscal 2008.
(2)	Includes the premiums to be paid by G-III for life insurance and supplemental long term disability coverage.

Sammy Aaron, Vice Chairman

	Termination without Justifiable Cause or Resignation for Good Reason
Base Salary	$600,000
Value of Medical Benefits	$26,600	(1)
Total	$626,600

(1)	Includes the premiums to be paid by G-III for life insurance.

DIRECTOR COMPENSATION

Set forth below is a table presenting compensation information with respect to all of our Non-Employee Directors for the fiscal year ended January 31, 2008. Compensation information for our directors who are also executive officers, is reported in the Summary Compensation Table appearing elsewhere in this Proxy Statement.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas J. Brosig	$17,000		$25,768		$42,768
Pieter Deiters	18,000		21,800	$23,108	62,908
Alan Feller	26,000		25,768	2,484	54,252
Carl Katz	18,000		13,046		31,046
Laura Pomerantz	20,000		21,614		41,614
Willem van Bokhorst	28,000		25,768	5,725	59,493
Richard White	29,000		33,707		62,707

(1)	The amount indicated includes the $15,000 annual cash retainer, $1,000 for each Board or committee meeting attended and any reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings.
(2)	Each Non-Employee Director was awarded options to purchase 3,000 shares of our Common Stock on June 8, 2007. The grant date fair value of such options determined pursuant to FAS 123R was $18.63. The following options to purchase shares of our Common Stock were outstanding as of January 31, 2008 for each Non-Employee Director: Thomas J. Brosig, 21,900; Pieter Deiters, 17,400; Alan Feller, 13,500; Carl Katz, 16,800; Laura Pomerantz, 21,000; Willem van Bokhorst, 48,000; and Richard White, 40,500. The value of the option awards in this column is the expense amount recognized for financial statement reporting purposes in accordance with FAS 123R and was estimated using the Black-Scholes option pricing model. The fair value of the award is being expensed over the vesting period of the option.
(3)	The amount indicated includes reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings.

Compensation of Directors

We have a policy of compensating Non-Employee Directors at a rate of $15,000 per year, in addition to $1,000 per Board or committee meeting attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings.

Under the 1999 Plan, which is administered by our Board of Directors, each Non-Employee Director is automatically granted an option to purchase up to 3,000 shares of Common Stock on the day after each annual meeting of our stockholders.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management.

Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact ‘‘independent.’’

Review of Audited Financial Statements.    The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2008 as prepared by management and audited by Ernst & Young LLP, G-III’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended, regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

Recommendation.    In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2008 be included in G-III’s Annual Report on Form 10-K for that fiscal year.

Audit Committee Alan Feller Willem van Bokhorst Richard White

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2008	2007
Audit fees	$812,300	$620,000
Audit-related fees		21,000
Tax fees	198,000	298,000
All other fees	—	—
Total	$1,010,300	$939,000

Audit Fees.    Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, statutory audits required internationally during each fiscal year and work performed in connection with the issuance of consents related to registration statements filed by the Company.

Audit-related Fees.    Audit-related fees include assurance and other services that are related to the audit and review of our financial statements. These services included consultation for various accounting matters in fiscal 2007.

Tax Fees.    Tax fees include services related to income tax compliance, assistance with tax audits, tax advice and tax planning. In fiscal 2008, these services also included tax consultation in connection with an examination by the New York City Department of Finance.

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee’s policy that it pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2008. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if such person desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had in effect for many years a Code of Ethics that contained our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and for reviewing related party transactions. In addition, our Board of Directors has also adopted a written related party transactions policy. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees and transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this policy. However, our policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Each of the transactions discussed below was approved by our Audit Committee.

In April 2003, our Audit Committee authorized us to enter into a lease agreement (the ‘‘Initial Lease’’) and a management agreement with 345 W. 37th Corp. (‘‘345 Corp.’’), a company owned and managed by Morris Goldfarb, our Chairman and Chief Executive Officer, and Aron Goldfarb, our founder and a director of ours until June 2005. The Initial Lease covered space on the fifth floor of the building located at 345 West 37th Street, New York, New York (the ‘‘Premises’’), parking spaces on the Premises and use of the billboard on the Premises. In January 2004, the Audit Committee approved our entry into a second lease agreement with 345 Corp. pursuant to which we leased additional space at the Premises which we use primarily for office space (the ‘‘Supplemental Lease’’ and together with the Initial Lease, the ‘‘Leases’’).

In March 2007, we entered into an agreement, as approved by our Audit Committee, to terminate the Leases with respect to our office space at 345 West 37th Street. Pursuant to that agreement, we moved out of our office space at 345 West 37th Street prior to May 31, 2007. 345 Corp. paid to us $833,500 to reimburse us for our unamortized leasehold improvements at 345 West 37th Street, moving costs, the cost to improve our existing space and other related costs. Our rental cost for space at the Premises during fiscal 2008 was $102,000. In addition, we paid our pro rata share of operating expenses and real estate taxes, approximately $20,000 per year, plus a $25,000 annual contribution to the salaries of security and maintenance staff employed at the Premises. Under the terms of the management agreement, which also terminated as of May 31, 2007, we provided management services with respect to the Premises, consisting primarily of administrative, bookkeeping, lease negotiation and oversight of building operations.

In July 2005, we acquired J. Percy for Marvin Richards, Ltd., CK Outerwear LLC and a 50% interest in Fabio Licensing, LLC (‘‘Marvin Richards’’) pursuant to a Stock Purchase Agreement with the former shareholders of Marvin Richards. Sammy Aaron, our Vice Chairman and a director, was one of the former shareholders of Marvin Richards. The Stock Purchase Agreement provides that we will pay additional cash consideration to the former shareholders if our Marvin Richards division achieves a certain amount of earnings before interest and taxes and amortization of intangibles during each fiscal year ending on January 31, 2006 through January 31, 2009. We paid $1,990,000 of additional cash consideration to Mr. Aaron with respect to the fiscal year ended January 31, 2008.

During fiscal 2008, Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman, Chief Executive Officer and a director, was promoted to President of our Calvin Klein Suit division. Previously Jeffrey Goldfarb was employed by us as director of business development. Jeffrey Goldfarb was paid an aggregate salary and bonus of $247,308 for his services during fiscal 2008.

STOCKHOLDER PROPOSALS

All stockholder proposals which are intended to be presented at our Annual Meeting of Stockholders to be held in 2009 must be received by us no later than January 5, 2009 for inclusion in the Board of Directors’ proxy statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

Any stockholder who intends to propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2009 (but not include such proposal in the Board of Directors’ proxy statement and form of proxy) must inform us no later than March 23, 2009. If notice is not provided by that date, the persons named in the proxy for the 2009 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2009 Annual Meeting. All notice should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors
/s/ Wayne S. Miller Wayne S. Miller Secretary

Dated: May 5, 2008

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: CORPORATE SECRETARY, 512 SEVENTH AVENUE, NEW YORK, NEW YORK 10018.

G-III APPAREL GROUP, LTD.
This Proxy Is Solicited By The Board of Directors For The
Annual Meeting of Stockholders To Be Held On June 6, 2008

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the ‘‘Corporation’’), hereby constitutes and appoints Morris Goldfarb and Wayne S. Miller and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Friday, June 6, 2008, and at any and all adjournments or postponements thereof, as follows:

(1)    ELECTION OF DIRECTORS

FOR the nominees listed below (except as marked to the contrary below)	WITHHOLDING AUTHORITY to vote for all the nominees listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)
Nominees: Morris Goldfarb, Sammy Aaron, Thomas J. Brosig, Pieter Deiters, Alan Feller, Carl Katz, Laura Pomerantz, Willem van Bokhorst and Richard White.

(2)    PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

   FOR                   AGAINST                   ABSTAIN

(3)    In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

(Continued on reverse side.)

(Continued)

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1 and 2. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors and FOR Proposal No. 2. Any and all proxies heretofore given by the undersigned are hereby revoked.

Dated:

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

Please Date, Sign and Mail in the Enclosed Reply Envelope